UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 17, 2017

Date of Report (Date of earliest event reported)

AGRIEURO CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-183797	41-2282815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Sos. Iancului Nr. 60, Apt. 1, Sector 2 Suite 215 Bucaresti Sos. Iancu Romania	021727
(Address of principal executive offices)	(Zip Code)

(732) 383 9118

Registrant’s telephone number, including area code

_____________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

AgriEuro Corp. (the “Company”) owns 97.6% of the outstanding equity interests and is the majority shareholder of S.C. Piscicola Tour A.P. Periteasca S.R.L., a Romanian limited liability company (“SRL”). In the fourth quarter of 2014 SRL commenced operations in the agriculture industry when it commenced farming operations of reeds on its property located outside of Constanta, Romania, pursuant to a concession agreement with the local government signed in October 2014, that allows SRL to sell the economic products produced on its property. The reeds are sold to SRL’s customers and then processed into insulation used in the construction of residential and commercial structures. From the current 1709 hectares, 700 hectares are occupied by quality water-reed plants, which can be harvested during the cold season from 15th November to 15th March. Demand for our water reeds in northern counties is very large, due to its unique qualities of being water proof, and cold and hear resistant, which allows them to act as high quality insulation when processed by our customers.

SRL entered into an agreement to sell up to a maximum of 250,000 bundles of reeds beginning in May 2015. The reeds have a growing season of mid-April through mid-November are generally harvested from mid- November through late March each year, after which the land goes through a controlled burn to return it to its initial growing state. The 2015 reed contract included pass through provisions for normal delivery costs and the Company negotiated a selling price of Euro 1.60 per bundle delivered. In 2015, the Company experienced delays in the transportation and quality control process of selecting only those reeds that meet the quality standards required of its customer, due primarily to this being the first year of operation. In addition, the Company has yet to acquire harvesting equipment, and instead in 2015 relied on manual labor to complete the harvest. Also, because this was the first harvest of reeds to be used, the original reeds within the 700 hectares were of a lesser quality. Because of the harvest in 2015, it is expected that future harvests will have a greater natural yield of higher quality reeds. As a result of the delays and issues with the harvest, SRL sold a total of approximately 121,000 bundles and realized an average selling price of approximately Euro 1.37 per bundle, for total gross revenues of $202,530 through December 31, 2015. Because of issues with the weather and day laborers, the 2015 harvest for sale in 2016 was started late, in the back half of December 2015. As such, there were no costs included in Inventory as of December 31, 2015. The 2016 harvest will not be as large as it could be as the Company was unable to secure harvesting equipment and will again rely on manual labor for the 2015-2016 harvest.

The 2016 harvest yielded 143.820 bundles and realized an average selling price of approximately Euro 1.55 per bundle, for total gross revenues of Euro 222,921 through December 31, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRIEURO CORP.

DATE: February 21, 2017	By:	/s/ Radu Cosmin Monda
	Name:	Radu Cosmin Monda
	Title:	CEO

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